3428532
ENDORSED - FILED
in the office of the Secretary of State
of the State of California
DEC 07 2011

 ARTICLES OF INCORPORATION

OF

FLIXCHIP CORP.

The undersigned incorporator, for the purpose of forming a corporation under the General Corporation Law of the State of California, hereby certifies:

ARTICLE I

The name of the corporation is FlixChip Corp.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

The name and address of the Corporation’s initial agent for service of process in the State of California, in accordance with subdivision (b) of Section 1502 of the General Corporation Law, is: Corporation Service Company Which Will Do Business In California As CSC-Lawyers Incorporating Service.

ARTICLE IV

The Corporation is authorized to issue common stock. The total number of shares which the corporation is authorized to issue is Thirty Million (30,000,000) shares of common stock.

ARTICLE V

Section 1. The personal liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Section 2. This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to this Corporation or its shareholders. This Corporation is further authorized to provide insurance for agents as set forth in Section 317 of the California Corporations Code, provided that, in cases where this Corporation owns all or a portion of the shares of the company issuing the insurance policy, the company and/or the policy must meet one of the two sets of conditions set forth in Section 317, as amended.

FlixChip Corp. Articles of Incorporation - Page 1

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation.

/s/ SaabraJade
SaabraJade
Sole Incorporator

I declare that I am the person who executed the foregoing Articles of Incorporation and said instrument is my act and deed.

Executed this 7th day of December, 2011, at Palo Alto, California.

/s/ SaabraJade
SaabraJade, Sole Incorporator

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